Exhibit 10.1
AMENDMENT NO. 1
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amendment No. 1 (the “Amendment”) to the Amended and Restated Employment Agreement effective January 1, 2009 (the “Agreement”) between Cincinnati Bell Inc. (“Employer”) and Gary J. Wojtaszek (“Employee”) is entered into and is effective as of January 27, 2011.
     Employer and Employee agree as follows:
     1. Section 3.C. of the Agreement is amended in its entirety to read as follows:
     “C. Employee shall also perform such other duties, consistent with the provisions of Section 3.A., as are reasonably assigned to Employee by the Chief Executive Officer of Employer, including additional operational responsibilities in relation to Employer’s data center strategy.”
     2. The first sentence of Section 4.A. of the Agreement is amended in its entirety to read as follows:
     “A. Employee shall receive a base salary (the “Base Salary”) of at least $550,000 per year, payable not less frequently than monthly, for each year during the term of this Agreement, subject to proration for any partial year.”
     3. The third sentence of Section 4.B. of the Agreement is amended in its entirety to read as follows:
     “Each year Employee shall be given a Bonus target of not less than $550,000, subject to proration for a partial year.”
     4. Section 13.E.(v) of the Agreement is hereby deleted in its entirety.
     5. Except for the amendments set forth above, the Agreement remains in full force and effect in all other respects.
     6. Capitalized terms used in this Amendment shall have the same meanings as in the Agreement unless otherwise defined herein.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of January 27, 2011.

CINCINNATI BELL INC.	EMPLOYEE

By: /s/ John F. Cassidy	/s/ Gary J. Wojtaszek
Name: John F. Cassidy	Gary J. Wojtaszek
Title: Chief Executive Officer